Exhibit 5.1

Zealand Pharma A/S

Smedeland 36

DK-2600 Glostrup

Denmark

(the “Company”)

MFR@PLESNER.COM
9355081V4

1 August 2017

Dear Madams and Sirs,

ZEALAND PHARMA A/S, COMPANY REG. NO. (CVR) 20045078 - INITIAL PUBLIC OFFERING AND LISTING ON NASDAQ GLOBAL SELECT MARKET

We have acted as Danish legal counsel to Zealand Pharma A/S (the “Company”) in relation to an offering in the United States (the “Offering”) in which the Company is offering  American depository shares (“ADSs”) each representing one (1) new ordinary share in the Company expected to result in gross proceeds of USD 75,000,000 (with the possibility of a potential upsize) (the “Firm Stock”) in connection with a listing of the ADSs on the NASDAQ Global Select Market (“NASDAQ”).

Further, the Company has granted Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters, an option (the “Overallotment Option”) to purchase and/or subscribe for additional shares up to a number corresponding to 15% of the Firm ADSs sold in the Offering to be delivered in the form of ADSs, partly in the form of existing ordinary shares held as treasury shares (the “Existing Additional Stock”) and partly in the form of new ordinary shares (the “New Additional Stock” and together with the Existing Additional Stock, “Additional Stock”), exercisable, in whole or in part, listing on NASDAQ of the ADSs and until 30 calendar days after the first day of trading, solely for the purpose to cover any overallotments in connection with the Offering.

The Offering, as described above, will be effected pursuant to an underwriting agreement between the Company and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters (the “Underwriting Agreement”).

In our capacity as such counsel to the Company, we are familiar with (i) the proceedings relating to the creation of the Company as a Danish public limited liability company organized under the laws of Denmark, and (ii) the proceedings taken and proposed to be taken by the Company in connection with the issuance of the Firm Stock and the New Additional Stock.

This opinion (the “Opinion”) is being furnished in connection with the registration statement, as the same may be amended from time to time, (the “Registration Statement”) on Form F-1 filed by the Company with the Security and Exchange Commission on 1 August 2017 pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

1                                                           Basis of the Opinion

For the purpose of this Opinion we have examined the following documents:

a)                                                     a copy of the Registration Statement;

b)                                                     a copy of the articles of association of the Company dated 31 July 2017 (the “Launch Articles”);

c)                                                      a copy of draft articles of association of the Company, expected to be amended in connection with settlement of the Offering on or around 14 August 2017 (the “Settlement Articles”) and a copy of draft articles of association of the Company to be amended in connection with settlement of the Overallotment Option (the “Overallotment Articles” and together with the Launch Articles and the Settlement Articles, the “Articles of Association”);

d)                                                     a copy of the minutes from the extraordinary general meeting of the Company held on 31 July 2017;

e)                                                      a copy of the resolutions passed by the Board of Directors of the Company on 6 July 2017 and 1 August 2017 2017, respectively approving inter alia the Offering Documents, the application for admission to listing of the ADSs on NASDAQ, the issuance and sale of the Firm Stock and the New Additional Stock, the sale of the Existing Additional Stock and resolving to accept the Company’s participation in the listing and Offering process;

f)                                                       an online transcript of 1 August 2017 (before 8 pm CET) from the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) concerning the Company;

g)                                                    such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in Sections 1a) - 1g) above are referred to as the “Documentation” and individually as a “Document”.

2                                                           Assumptions

In rendering this Opinion, we have assumed the following:

a)                                                   that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

b)                                                   that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

c)                                                    that the Company has properly convened and conducted such meetings as form the basis of or are referred to in the Documents referred to in Section 1e), that the resolutions referred to in Section 1e) were duly passed in the interest of the Company, and that any authorizations or powers given pursuant to the Documents referred to in Section 1e) were duly granted and have not been revoked, amended or otherwise modified and were in full force and effect as of the date of execution by the Company of the relevant Documents;

d)                                                   that copies submitted to us of minutes of meetings and/or resolutions (other than the minutes referred to in Section 1d)) correctly record the proceedings at such meetings and/or subject matter which they purport to record, and that all resolutions set out in such copies were duly passed;

e)                                                    the information contained in the online transcripts dated 1 August 2017 from the Danish Business Authority (Section 1f)) concerning the Company being accurate, complete and fully updated;

f)                                                     that the Firm Stock and the New Additional Stock will be subscribed for at a price corresponding to the market price in accordance with applicable Danish corporate law principles;

g)                                                    the genuineness of all signatures and dates on all Documents examined by us, and that the identities of the signatories are as stated or written,  other than the minutes referred to in Section 1d));

h)                                                   that any power of attorney referred to in the Documents has neither been revoked nor amended;

i)                                                       that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

j)                                                      that the Company will, simultaneously with respectively the Firm Closing Date and the Option Closing Date (as defined in the Underwriting Agreement), receive payment for respectively all of the Firm Stock and the Additional Stock;

k)                                                   the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof; and

l)                                                       that all formalities and requirements of the laws of any relevant jurisdiction other than Denmark and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of the Documents have been or will be duly complied with.

3                                                           Opinion

Based on the assumptions set forth in Section 2 and the qualifications set forth in Section 4, we are of the opinion that:

a)                                                   The Company is a limited liability company (in Danish: “aktieselskab”) registered and validly existing under the laws of Denmark;

b)                                                   Pursuant to the Articles of Association and the information contained in the online transcript dated 1 August 2017 from the Danish Business Authority (Section 1f))), the Existing Additional Stock has been validly authorized and has been registered with the Danish Business Authority and constitute valid and fully paid shares;

c)                                                    the Firm Stock and the New Additional Stock will upon subscription, payment, issuance and registration with the Danish Business Authority, constitute valid and fully paid shares; and

d)                                                   there are for holders of the Existing Additional Stock or Firm Stock or New Additional Stock, if issued, no obligation to provide additional funding pursuant to the Articles of Association or the Danish Companies Act.

4                                                           Qualifications

In addition to the assumptions set forth in Section 2 above, this Opinion is subject to the following qualifications:

a)                                                   This Opinion is given only with respect to  the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark;

b)                                                       the ability of a Danish limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

c)                                                        transcripts from the Danish Business Authority are not conclusive evidence of whether or not:

i.             an entity is insolvent; or

ii.          winding-up order (in Danish: “konkursdekret”) has been made or a resolution passed for winding-up; or

iii.       an administration or restructuring (in Danish: “rekonstruktionsbehandling”) order has been made; or

iv.      an administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Danish Business Authority immediately and, when filed, may not be entered on the public file of the company immediately. In addition, such transcripts are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented or other insolvency or restructuring proceedings have been commenced. Filing with the Danish

Business Authority is open to the public and the Danish Business Authority does not conduct any investigation on the legality, correctness or validity of the information submitted to it; and

d)                                                       in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We are not assuming any obligation to notify you of any changes to this Opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Denmark which may hereafter occur.

RELIANCE AND DISCLOSURE

This Opinion is governed by and construed in accordance with Danish law and is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark. The courts of Denmark shall have exclusive jurisdiction to adjudicate upon any dispute arising under or in connection with this Opinion.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

This Opinion is rendered to the Company in connection with the Offering and shall not be relied upon by any person other than the Company or be used by the Company for any other purpose than the Offering.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our law firm (in Danish: “Advokatpartnerselskab”) under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

[Signature page below]

Yours sincerely

Thomas Holst Laursen	Micha Fritzen
Attorney-at-Law, Partner	Attorney-at-Law, Partner